Exhibit (h)(1)(g)

AMENDMENT NO. 4 TO PARTICIPATION AGREEMENT

AND

AMENDMENT NO. 5 TO SHAREHOLDER SERVICES AGREEMENT

REGARDING PRINTING/DISTRIBUTION

OF FUND MATERIALS

THIS AMENDMENT NO. 4 TO PARTICIPATION AGREEMENT AND AMENDMENT NO. 5 TO SHAREHOLDER SERVICES AGREEMENT (“Amendment”) is effective as of April 1, 2014, by and between MODERN WOODMEN OF AMERICA (the “Society”) and AMERICAN CENTURY INVESTMENT SERVICES, INC. (“Distributor”).

WHEREAS, the Society and Distributor are parties to a Participation Agreement and a Shareholder Services Agreement, each dated November 29, 2001, as amended, (the “Agreements”), pursuant to which shares of certain registered investment companies within the American Century Investments mutual fund complex (the “Funds”) are made available to act as underlying investment options for variable separate accounts established for variable life insurance and variable annuity contracts offered by sponsors of those separate accounts, including the Society;

WHEREAS, the parties have agreed to amend the Agreements to modify the terms regarding the printing and distribution of Fund prospectuses, shareholder reports and other related Fund materials (the “Fund Materials”) and the reimbursement of out-of-pocket expenses related thereto;

WHEREAS, the parties now desire to modify the Agreements as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.             Schedule A. Schedule A attached hereto, which sets forth the responsible parties for printing and distribution of Fund Materials and the payment of related out-of-pocket expenses, is hereby added to the Agreements.

2.             Ratification and Confirmation of Agreement. The parties hereby agree that all previous agreements or other arrangements between the parties regarding the printing, distribution and reimbursement of expenses related to Fund Materials, whether included in the Agreements or otherwise, are hereby superseded by this Amendment.  ln the event of a conflict between the terms of this Amendment and the Agreements, it is the intention of the parties that the terms of this Amendment shall control and the Agreements shall be interpreted on that basis. To the extent the provisions of the Agreements have not been amended by this Amendment, the parties hereby confirm and ratify the Agreements.

3.             Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

4.             Full Force and Effect. Except as expressly supplemented, amended or consented to

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hereby, all of the representations, warranties, terms, covenants and conditions of the Agreements shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

AMERICAN CENTURY INVESTMENT SERVICES, INC.		MODERN WOODMEN OF AMERICA

By:	/s/ Cindy A. Johnson	By:	/s/ W. Kenny Massey
Name:	Cindy A. Johnson	Name:	W. Kenny Massey
Title:	Vice President	Title:	President

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SCHEDULE A

EXPENSES

The Distributor and the Society will coordinate the functions related to Fund Materials and pay the costs of completing these functions based upon an allocation of costs in the tables below.

To the extent Fund Materials are bundled with materials of other funds offered by Society under its individual flexible premium variable annuity certificate (the “Certificate”), costs shall be allocated to reflect the Distributor’s share of the total costs determined according to the number of pages of the Fund’s respective portions of the documents. Notwithstanding anything to the contrary, the parties agree that to the extent that Distributor reimburses Society for printing or delivery costs incurred with respect to the distribution of Fund Materials, Distributor will only be responsible for reimbursing commercially reasonable expenses incurred by the Society.

Distributor shall not be responsible for reimbursing expenses that are excessive or unnecessary based on available industry standards.

The Society shall send invoices for such expense to the Distributor within 90 days of the event, along with such other supporting data as may be reasonably requested by the Distributor. The invoice will reference the applicable Item and Function, along with the Distributor’s number of pages printed. The Society invoices should be sent to the following email message group: fund_reports_reimbursement@americancentury.com. Fees will be payable within 45 days of receipt of the invoice, as long as such supporting data defines the appropriate expenses.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus and, if applicable, Summary Prospectus

Distributor shall supply the Society with such numbers of the Designated Portfolio(s) prospectus(es) as the Society may reasonably request and/or provide the Society with a print ready PDF of the Designated Portfolio(s) prospectus(es) for printing and expense reimbursement

		Distributor and/or Society	Distributor will pay for printing and delivering (including postage) copies to existing Certificate Holders who allocate accumulated value to any Designated Portfolio.
Product Prospectus	Printing, Filing and Distribution	Society	Society will pay printing and delivery.

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Mutual Fund Prospectus and, if applicable, Summary Prospectus Update & Distribution (Supplements)

Fund, Distributor or Fund’s adviser shall supply the Society with such numbers of the Designated Portfolio(s) prospectus supplements as the Society may reasonably request and/or provide the Society with a print ready PDF of the Designated Portfolio(s) prospectus supplements for printing and expense reimbursement

		Fund and/or Society	Distributor will pay for printing and delivering (including postage) to existing Certificate Holders who allocate accumulated value to any Designated Portfolio.
Product Prospectus Update & Distribution (Supplements)	If Required by Fund or Distributor	Society	Distributor
	If Required by the Society	Society	Society
Mutual Fund SAI	Printing	Distributor	Distributor
	Distribution	Society	Society
Product SAI	Printing & Distribution	Society	Society
Proxy Material for Mutual Fund:	Printing	Distributor or a proxy solicitation firm chosen by the Fund	Distributor
	Distribution (including labor and postage)	Society or a proxy solicitation firm chosen by the Fund	Distributor
Mutual Fund Annual & Semi-Annual Report

Fund, Distributor or Fund’s adviser shall supply the Society with such numbers as the Society may reasonably request and/or provide the Society with a print ready PDF for printing and expense reimbursement

		Society	Distributor will pay for printing and delivering (including postage) copies to existing Certificate Holders who allocate accumulated value to any Designated

Item	Function	Party Responsible for Coordination	Party Responsible for Expense
Portfolio.
Other communication to Prospective Certificate Holders	If Required by the Fund or Distributor	Society	Distributor
	If Required by the Society	Society	Society
Other communication to existing Certificate Holders	Distribution (including labor and printing) if required by the Fund or Distributor	Society	Distributor
	Distribution (including labor and printing) if required by the Society	Society	Society
Operations of the Fund

All operations and related expenses, including the cost of registration and qualification of shares, taxes on the issuance or transfer of shares, cost of management of the business affairs of the Fund, and expenses paid or assumed by the Fund pursuant to any Rule 12b-1 plan

		Fund or Distributor	Fund or Fund’s adviser
Operations of the Account	Federal registration of units of separate account (24f-2 fees)	Society	Society